EXHIBIT 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Geyserville, CA. April 12, 2006 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that Chief Financial Officer Yvonne Mao has been terminated, effective immediately.

The Authority has begun a search for her replacement, and does not believe her departure will impact its financial reporting. Hans Winkler, the Chief Financial Officer of the Dry Creek Rancheria Band of Pomo Indians, has been appointed Interim Chief Financial Officer.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe. The Tribe has 931 enrolled members and approximately 75-acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco. River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as two full-service restaurants.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200